UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2021

Predictive Oncology Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-36790	33-1007393
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2915 Commers Drive, Suite 900 Eagan, Minnesota	55121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (651) 389-4800

Former Name or Former Address, if Changed Since Last Report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	POAI	Nasdaq Capital Market

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retirement of Chief Executive Officer

On March 19, 2021, Dr. Carl I. Schwartz retired through his resignation as the Chief Executive Officer of Predictive Oncology Inc. (the “Company”) effective immediately. In connection with the resignation, Dr. Schwartz and the Company simultaneously entered into a Transition and Separation Agreement (the “Transition Agreement”) pursuant to which, among other things, Dr. Schwartz agreed to retire from his employment and resign as a member of the board of directors (the “Board”) and to provide certain transition services to the Company in exchange for the issuance to Dr. Schwartz of 100,000 shares (the “Transition Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”) on or before March 23, 2021. At the same time, the Company and Dr. Schwartz also entered into an Agreement and Release (the “Release”) pursuant to which, among other things, Dr. Schwartz and the Company released each other from any and all claims each may have against the other, and the Company agreed to provide Dr. Schwartz with certain separation benefits, including $460,000 (gross) in severance pay, which amount is equal to one year of Dr. Schwartz’s base salary, and the vesting of the 300,000 restricted stock units previously granted to Dr. Schwartz. The Release also contains a customary mutual non-disparagement provision. Prior to his resignation as a member of the Board, Dr. Schwartz was a member of the Merger & Acquisition and Finance Committees of the Board.

The foregoing description of the material terms of the Transition Agreement and the Release is not complete and is qualified in its entirety by reference to the full text thereof, copies of which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Appointment of Chief Executive Officer

On March 19, 2021, the Company appointed J. Melville Engle, age 71, as its Chief Executive Officer, effective immediately. Mr. Engle has served on the Board since 2016, and is currently its Chairman. Mr. Engle has also worked in the healthcare industry for the past three decades. Since 2012, he has served as President and Chief Executive Officer of Engle Strategic Solutions, a consulting company focused on CEO development and coaching, senior management consulting, corporate problem solving and strategic and operational planning. He is director of Windgap Medical, Inc., and has held executive positions at prominent companies including Chairman and Chief Executive Officer at ThermoGenesis Corp., Regional Head/Director, North America at Merck Generics, President and Chief Executive Officer of Dey, L.P. and CFO, at Allergan, Inc. In addition to ThermoGenesis, he has served on the board of directors of several public companies, including Oxygen Biotherapeutics and Anika Therapeutics. Mr. Engle holds a BS in Accounting from the University of Colorado and a MBA in Finance from the University of Southern California. He has served as a Trustee of the Queen of the Valley Medical Center Foundation, was a Board Member of the Napa Valley Community Foundation, and at the Napa College Foundation. He was also Vice Chair of the Thunderbird Global Council at the Thunderbird School of Global Management in Glendale, Arizona.

In connection with the appointment, the Company entered into an offer letter with Mr. Engle which provides for, among other things, payment to Mr. Engle of an annual base salary equal to $475,000. Mr. Engle will also be eligible to receive (i) an annual cash bonus equal to up to 50% of his salary, or at the discretion of the Board’s Compensation Committee (the “Committee”), a higher percentage based on his and the Company’s performance and (ii) 100,000 restricted shares of Common Stock on January 1st of each calendar year of his employment, vesting over three years and subject to continued employment, with the amount that vests to be based on two or more measures of employment performance, including shareholder return. Mr. Engle will also be eligible to participate in the standard employee benefit plans generally available to executive employees of the Company, and, at the discretion of the Committee, to receive grants of stock options or other equity awards. Any grants of equity awards, including those above, will be made from the Company’s Amended and Restated 2012 Stock Incentive Plan or successor plans.

The foregoing description of the material terms of the offer letter is not complete and is qualified in its entirety by reference to the full text thereof, a copy of which is filed as Exhibit 10.3 to this Current Report on Form 8-K and are incorporated herein by reference.

A press release announcing the foregoing matters is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(a)       Not applicable.

(b)       Not applicable.

(c)       Not applicable.

(d)       Exhibits.

Exhibit No.	Description

10.1	Transition and Separation Agreement by and between the Company and Carl Schwartz dated March 19, 2021

10.2	Agreement and Release by and between the Company and Carl Schwartz dated March 19, 2021

10.3	Offer Letter by and between the Company and J. Melville Engle dated March 19, 2021

99.1	Press Release dated March 23, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREDICTIVE ONCOLOGY inc.

By:	/s/ Bob Myers
Name: Bob Myers
Title: Chief Financial Officer

Date: March 22, 2021